                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY


                                       )
                                       )
In re                                  )
                                       )
CAPITAL GAMING INTERNATIONAL,          )      Chapter 11
  INC.,                                )      Case No. 96-19829 (JHW)
                                       )
                           Debtor.     )
                                       )
                                       )
---------------------------------------


           DEBTOR'S FIRST AMENDED AND MODIFIED PLAN OF REORGANIZATION


                                 March 19, 1997

WILLKIE FARR & GALLAGHER
One Citicorp Center
153 East 53rd Street
New York, New York 10022-4669
(212) 821-8000
Co-Counsel for Debtor
BNS-1945

CRUMMY, DEL DEO, DOLAN,
  GRIFFINGER & VECCHIONE
A Professional Corporation
One Riverfront Plaza
Newark, New Jersey 07102-5497
(201) 596-4500
Co-Counsel for Debtor
FV-6343

                                TABLE OF CONTENTS


                                                                            Page


ARTICLE I.     DEFINITIONS....................................................1
       1.1.    Administrative Expense Claim...................................1
       1.2.    Affiliate......................................................1
       1.3.    Allowed........................................................2
       1.4.    Allowed Amount.................................................2
       1.5.    Allowed Noteholder Claims......................................3
       1.6.    Allowed Claim..................................................3
       1.7.    Allowed Interest...............................................3
       1.8.    Amended By-Laws................................................3
       1.9.    Amended Indenture..............................................3
       1.10.   Bankruptcy Code................................................4
       1.11.   Bankruptcy Court...............................................4
       1.12.   Bankruptcy Rules...............................................4
       1.13.   Business Day...................................................4
       1.14.   Cash...........................................................4
       1.15.   Chapter 11 Case................................................4
       1.16.   Claim..........................................................4
       1.17.   Class..........................................................5
       1.18.   Confirmation Account...........................................5
       1.19.   Confirmation Payments..........................................5
       1.20.   Confirmation Date..............................................5
       1.21.   Confirmation Hearing...........................................5
       1.22.   Confirmation Order.............................................5
       1.23.   Confirmation Valuation.........................................5
       1.24.   Covered Persons................................................6
       1.25.   Creditors' Committee...........................................6
       1.26.   Debtor.........................................................6
       1.27.   Debt Record Date...............................................6
       1.28.   Deficiency Claim...............................................6
       1.29.   Disputed Claim.................................................6
       1.30.   Disputed Interest..............................................6
       1.31.   Distribution Date..............................................6
       1.32.   Effective Date.................................................7
       1.33.   Face Amount....................................................7
       1.34.   Fee Request....................................................7
       1.35.   Filing Date....................................................7
       1.36.   Final Order....................................................8
       1.37.   Gaming License.................................................8
       1.38.   Gaming Jurisdiction............................................8
       1.39.   General Unsecured Claim........................................8
       1.40.   Guarantors....................................................10




                                      (i)

       1.41.   Indenture Trustee..............................................9
       1.42.   Interests......................................................9
       1.43.   Joint Trade Claims.............................................9
       1.44.   Key Officers...................................................9
       1.45.   New Certificate of Incorporation...............................9
       1.46.   New Common Stock...............................................9
       1.47.   New Secured Notes..............................................9
       1.48.   Nontax Priority Claim.........................................10
       1.49.   Noteholder....................................................10
       1.50.   Noteholder Claims.............................................10
       1.51.   Noteholder Secured Claims.....................................10
       1.52.   Noteholder Unsecured Claims...................................10
       1.53.   Noteholders Steering Committee................................11
       1.54.   Old Common Stock..............................................11
       1.55.   Old Equity Securities.........................................11
       1.56.   Old Guaranty..................................................11
       1.57.   Old Indenture.................................................11
       1.58.   Old Options...................................................11
       1.59.   Old Secured Notes.............................................12
       1.60.   Order.........................................................12
       1.61.   Ordinary Course Administrative Expense Class..................12
       1.62.   Person........................................................12
       1.63.   Plan..........................................................12
       1.64.   Plan Document(s)..............................................12
       1.65.   Plan Rate.....................................................12
       1.66.   Post-Confirmation Employee Stock Incentive Plan...............12
       1.67.   Prepetition...................................................13
       1.68.   Priority Status...............................................13
       1.69.   Priority Tax Claim............................................13
       1.70.   Pro Rata......................................................13
       1.71.   Regulatory Sale Option........................................13
       1.72.   Released Claim................................................13
       1.73.   Reorganized Debtor............................................13
       1.74.   Schedules.....................................................13
       1.75.   Secured Claim.................................................14
       1.76.   Special Administrative Expense Claims.........................14
       1.77.   Stock Record Date.............................................14
       1.78.   Stock Transfer Agent..........................................14
       1.79.   Subsequent Distribution Date..................................14
       1.80.   Total Class 3A Claims.........................................14

ARTICLE II.    CLASSIFICATION OF CLAIMS AND INTERESTS........................15
       2.1.    Class 1 Claims................................................15
       2.2.    Class 2 Claims................................................15
       2.3.    Class 3 Claims................................................15




                                      (ii)

       2.4.    Class 4 Claims................................................15
       2.5.    Class 5 Interests.............................................15
       2.6.    Class 6 Interests.............................................15

ARTICLE III.   TREATMENT OF UNCLASSIFIED CLAIMS..............................16
       3.1.    Administrative Expense Claims.................................16
       3.2.    Priority Tax Claims...........................................16

ARTICLE IV.    TREATMENT OF CLAIMS AND INTERESTS CLASSIFIED UNDER THE PLAN...17
       4.1.    Class 1 Claims (Nontax Priority Claims).......................17
       4.2.    Class 2 Claims (Noteholder Secured Claims)....................17
       4.3.    Class 3 Claims (Secured Claims)...............................18
       4.4.    Class 4 Claims (General Unsecured Claims......................19
       4.5.    Class 5 Interests (Old Common Stock)..........................20
       4.6.    Class 6 Interests (Old Options)...............................20

ARTICLE V.     TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........20

ARTICLE VI.    MEANS FOR IMPLEMENTING THE PLAN...............................21
       6.1.    Cash Distributions; Liquidity.................................21
       6.2.    Issuance and Distribution of New Secured Notes and
                 Cancellation of Old Secured Notes...........................22
       6.3.    Issuance and Distribution of New Common Stock and
                 Cancellation of Old Common Stock............................25
       6.4.    Assuring Management Continuity................................28
       6.5.    Manner of Payments Under the Plan.............................29

ARTICLE VII.   CORPORATE ACTION INCIDENT TO PLAN IMPLEMENTATION..............29
       7.1.    New Certificate of Incorporation..............................29
       7.2.    Cancellation of Secured Notes and Old Indenture...............29
       7.3.    Cancellation of Equity Securities.............................30
       7.4.    Adoption of Post-Confirmation Employee Incentive Plan.........30
       7.5.    Board of Directors............................................30
       7.6.    NASDAQ Listing................................................31
       7.7.    Other Corporate Action........................................31

ARTICLE VIII.  ALLOWANCE OF CLAIMS...........................................31
       8.1.    Claims of Noteholders.........................................31
       8.2.    Substantial Contribution Claim of Noteholder Steering
                 Committee's Counsel.........................................32
       8.3.    Bar Date for Objections to Claims.............................33
       8.4.    Reserves......................................................33



                                     (iii)

ARTICLE IX.    EFFECT OF CONFIRMATION........................................34
       9.1.    Revesting of Property.........................................34
       9.2.    Discharge.....................................................34
       9.3.    Releases......................................................34
       9.4.    Survival and Assignment of Avoidance Actions..................37
       9.5.    Injunction....................................................37
       9.6.    Indemnification...............................................39
       9.7.    Limitation on Sale of New Common Stock........................39
               1.   Definitions..............................................40
               2.   Rules Applicable to 5% Holders...........................41
               3.   Rules Applicable to Non-5% Holders.......................43
               4.   Consent of the Gatekeeper................................43
               5.   Restriction Period.......................................46

ARTICLE X.     CONDITIONS PRECEDENT..........................................47
       10.1.   Conditions to Confirmation....................................47
       10.2.   Conditions to the Occurrence of the Effective Date............48
       10.3.   Waiver of Conditions..........................................48

ARTICLE XI.    RETENTION OF JURISDICTION.....................................48

ARTICLE XII.   ADDITIONAL PROVISIONS.........................................50
       12.1.   Revocation....................................................50
       12.2.   Effect of Revocation..........................................50
       12.3.   Certain Administrative Expenses...............................51
       12.4.   Committees....................................................51
       12.5.   Headings......................................................52
       12.6.   Successors and Assigns........................................52
       12.7.   Governing Law.................................................52
       12.8.   Notices.......................................................52
       12.9.   Unclaimed Cash or Securities..................................53
       12.11.  Admissibility.................................................53
       12.12.  Time..........................................................53
       12.13.  Use of Pronouns...............................................55




                                      (iv)

           DEBTOR'S FIRST AMENDED AND MODIFIED PLAN OF REORGANIZATION
           ----------------------------------------------------------

         Capital Gaming International, Inc., the above captioned debtor, proposes the following plan of reorganization pursuant to the provisions of chapter 11 of Title 11, United States Code, 11 U.S.C. ss.1101 et seq.



                                   ARTICLE I.
                                  DEFINITIONS

         Unless the context otherwise requires, the following terms shall have the following meanings when used in initially capitalized form in this Plan. Such meanings shall be equally applicable to both the singular and plural forms of such terms. Any term used in initially capitalized form in this Plan that is not defined herein but that is used in the Bankruptcy Code shall have the meaning assigned to such term in the Bankruptcy Code.

         1.1. Administrative Expense Claim means any Claim against the Debtor (including a Fee Request), arising or accruing during the period commencing on the Filing Date and ending on the Effective Date, which is entitled to priority in accordance with sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, all expenses of administration and amounts necessary to cure defaults pursuant to section 365 of the Bankruptcy Code.

         1.2. Affiliate shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code.

         1.3. Allowed with respect to Claims (other than Administrative Expense Claims) and Interests, means (a) any Claim against or Interest in the Debtor, proof of which was timely filed or by order of the Bankruptcy Court was not required to be filed or (b) any Claim or Interest that has been, or hereafter is, listed in the Schedules filed by the Debtor as liquidated in amount and not disputed or contingent and, in each such case in (a) and (b) above, as to which either (i) no objection to the allowance thereof has been filed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, other applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, other applicable law or the Bankruptcy Court, or (ii) an objection has been filed and the Claim or Interest has been allowed by a Final Order (but only to the extent so allowed). "Allowed," with respect to an Administrative Expense Claim, means all or that portion of an Administrative Expense Claim which either (a) has been allowed by a Final Order, or (b) was incurred by the Debtor in the ordinary course of business during the Chapter 11 Case and is due and owing without defense, offset or counterclaim of any kind. Unless otherwise specified in the Plan or by order of the Bankruptcy Court, an Allowed Claim shall not include interest on such Claim for the period from and after the Petition Date.

         1.4. Allowed Amount means, with respect to a particular Claim: (a) if the holder of such Claim has not filed a proof of claim as prescribed by the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to Bankruptcy Rule 3003, the amount, if any, of such Claim that is listed in the Schedules as being not disputed, contingent or unliquidated; (b) if the holder of such Claim has duly and timely filed a proof of claim: (i) the amount stated in such proof of claim, if no objection to such proof of claim is interposed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or other applicable law; or (ii) such amount as shall be fixed by a Final Order of the Bankruptcy Court, if an objection is interposed within the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court or other applicable law; (c) with respect to an Administrative Expense Claim, other than a Fee Request, the amount of such Claim or such amount as shall be fixed by a Final Order of the Bankruptcy Court; or (d) with respect to a Fee Request, such amount as shall be fixed and allowed by a Final Order of the Bankruptcy Court.

         1.5. Allowed Noteholder Claims shall mean the Claims allowed in favor of the Indenture Trustee, for the benefit of the Noteholders, pursuant to paragraph 8.1 of the Plan.

         1.6. Allowed Claim means any Claim (including a Fee Request) for which an Allowed Amount has been determined.

         1.7. Allowed Interest means any Interest which is Allowed.

         1.8. Amended By-Laws means the by-laws of the Reorganized Debtor, as amended and restated as of the Effective Date, which shall be a Plan Document.

         1.9. Amended Indenture means the Old Indenture, amended as of the Effective Date, between the Reorganized Debtor, as issuer, and the Guarantor thereunder, in substantially the form as attached hereto as Exhibit "A," governing, among other things, the New Secured Notes.

         1.10. Bankruptcy Code means title I of the Bankruptcy Reform Act of 1978, Pub. L. No. 95-598, 92 Stat. 2549 (1978), as amended, and as set forth in sections 101 et seq. of title 11, United States Code.

         1.11. Bankruptcy Court means the United States Bankruptcy Court for the District of New Jersey, or such other court that may have jurisdiction over the Chapter 11 Case including any district court that may withdraw the reference of the Debtor's Chapter 11 Case pursuant to 28 U.S.C. ss.157(d).

         1.12. Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure, prescribed pursuant to 28 U.S.C. ss.2075, as amended from time to time.

         1.13. Business Day means any day except Saturday, Sunday or any other day on which commercial banks in New York City are authorized by law to close.

         1.14. Cash means cash, cash equivalents and other readily marketable direct obligations of the United States of America and fully FDIC-insured certificates of deposit issued by banks.

         1.15. Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code concerning the Debtor, entitled In re Capital Gaming International, Inc., Chapter 11 Case No. 96-19829 (JHW).

         1.16. Claim means (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

         1.17. Class means a group of Claims or Interests, consisting of Claims or Interests, as the case may be, which are substantially similar to each other within the meaning of the Bankruptcy Code, as classified pursuant to Article II of the Plan.

         1.18. Confirmation Account means the segregated, interest bearing account established by the Debtor on the Effective Date pursuant to paragraph
6.1 of the Plan.

         1.19. Confirmation Payment means the sum of: (a) $250,000 in Cash; and
(b) New Secured Notes having a principal face amount of $550,000.

         1.20. Confirmation Date means the date on which the Confirmation Order is entered on the docket of the Bankruptcy Court.

         1.21. Confirmation Hearing means the hearing held before the Bankruptcy Court in which the Debtor requests confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code.

         1.22. Confirmation Order means the Order entered by the Bankruptcy Court confirming the Plan under chapter 11 of the Bankruptcy Code.

         1.23. Confirmation Valuation means the value of the New Common Stock, as determined by the Bankruptcy Court at the Confirmation Hearing.

         1.24. Covered Persons means the Debtor and each of its wholly owned subsidiaries as described in the Disclosure Statement related to this Plan, together with their respective present and former directors, officers and employees.

         1.25. Creditors' Committee means the Official Committee of the Unsecured Creditors of the Debtor appointed by the U.S. Trustee on January 8, 1997 pursuant to section 1102 of the Bankruptcy Code to represent the interests of the unsecured creditors of the Debtor.

         1.26. Debtor means Capital Gaming International, Inc., the debtor in the Chapter 11 Case.

         1.27. Debt Record Date means the Confirmation Date or such other date fixed in the Confirmation Order for determining distributions to Noteholders.

         1.28. Deficiency Claim means, with respect to a Claim that is partially secured, the amount by which the Allowed Amount of such Claim exceeds the value of the property owned by the Debtor which collateralizes such claim.

         1.29. Disputed Claim means a Claim that has not become an Allowed
Claim.

         1.30. Disputed Interest means an Interest that has not become an Allowed Interest.

         1.31. Distribution Date means the Effective Date and each Subsequent Distribution Date, collectively.

         1.32. Effective Date means the Business Day selected by the Debtor that is not more than five (5) Business Days after the date each of the conditions precedent to consummation as provided in Article X of the Plan has been satisfied or waived in accordance with the Plan.

         1.33. Face Amount means, with respect to a particular Claim: (a) if the Claim is listed in the Schedules and the holder of such Claim has not filed a proof of Claim with the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to the Bankruptcy Code, the Bankruptcy Rules or other applicable law, the amount of such Claim that is listed in the Schedules as not disputed, contingent or unliquidated; or (b) if the holder of such Claim has filed a proof of Claim with the Bankruptcy Court within the applicable period of limitation fixed by the Bankruptcy Court pursuant to the Bankruptcy Code, Bankruptcy Rules or other applicable law, the liquidated amount stated in such proof of claim, or such amount as is determined by final order of the Bankruptcy Court; (c) in the case of an Administrative Expense, the liquidated amount set forth in any application filed with the Bankruptcy Court , the amount contained in the Debtor's books and records or such amount as is determined by a Final Order of the Bankruptcy Court; or (d) in all other cases, zero (0) or such amount as shall be fixed or estimated by a Final Order of the Bankruptcy Court.

         1.34. Fee Request means a request for compensation or reimbursement of expenses pursuant to section 330 or 331 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Chapter 11 Case.

         1.35. Filing Date means December 23, 1996.

         1.36. Final Order means an order or judgment of the Bankruptcy Court as entered on the docket that (a) is not stayed, and (b) has not been reversed, modified or amended, and (c) as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no appeal, reargument, petition for certiorari, or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing in a manner satisfactory to the Debtor, or, if any appeal, reargument, petition for certiorari, or rehearing has been sought, the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

         1.37. Gaming License means any material license, certification, franchise or other authorization or approval to own, lease, operate or otherwise conduct, manage, finance, consult with respect to, operate or develop riverboat, dockside, land-based or any other type of gaming in any Gaming Jurisdiction, and applicable liquor licenses.

         1.38. Gaming Jurisdiction means any Federal, state, tribal or sovereign nation in which any entity in which the Debtor or Reorganized Debtor has a direct or indirect beneficial, legal or voting interest, conducts or intends to conduct, manage, finance, consult with respect to, operate or develop riverboat, dockside, land-based or any other type of gaming (including, without limitation, the rendering of services in respect thereof pursuant to a Native American Casino Management Contract (as such term is defined in the Amended Indenture) or otherwise).

         1.39. General Unsecured Claim means any Prepetition Claim against the Debtor which is not a Secured Claim and is not entitled to Priority Status.

         1.40. Guarantor means Capital Gaming Management, Inc., a New Jersey Corporation.

         1.41. Indenture Trustee means First Trust National Association, as Indenture Trustee under the Old Indenture, and any successor or assign thereof.

         1.42. Interests means the rights of the holders and owners of the issued and outstanding Old Equity Securities, including, without limitation, all legal and equitable rights or entitlements evidenced by, arising under or relating to any Old Equity Security.

         1.43. Joint Trade Claims means any claim for goods or services as to which the Debtor and a subsidiary are jointly and severally liable.

         1.44. Key Officers means Edward M. Tracy and William S. Papazian, collectively.

         1.45. New Certificate of Incorporation means the amended Restated Certificate of Incorporation of the Reorganized Debtor which shall become effective on the Effective Date and which shall be substantially in the form of the certificate attached hereto as Exhibit "B."

         1.46. New Common Stock means the shares of common stock of the Reorganized Debtor to be issued by the Reorganized Debtor on the Effective Date in accordance with the terms of the Plan, having the terms set forth in the New Certificate of Incorporation.

         1.47. New Secured Notes means notes having a principal face amount of $23.1 million which shall be issued by the Reorganized Debtor and guaranteed by the Guarantor, under the Amended Indenture.

         1.48. Nontax Priority Claim means any Prepetition Claim against the Debtor (other than an Administrative Expense Claim or Priority Tax Claim) entitled to Priority Status.

         1.49. Noteholder means a holder of an Old Secured Note.

         1.50. Noteholder Claims means Noteholder Secured Claims and Noteholder Unsecured Claims, collectively.

         1.51. Noteholder Secured Claims means the Claims of Noteholders on account of their ownership of Old Secured Notes, to the extent such Claims constitute Secured Claims under section 506 of the Bankruptcy Code; provided, however, that Noteholder Secured Claims shall not include any Claim arising from recission of a purchase or sale of Old Secured Notes, for damages arising from the purchase or sale of Old Secured Notes or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. As provided in paragraph 8.1 of the Plan, the Indenture Trustee shall be deemed to have filed a proof of claim, pursuant to Bankruptcy Rule 3003(c)(5), on behalf of all Noteholders, which shall be allowed in the Chapter 11 Case as a Class 2 Claim for $24,000,000 and as a Class 4 Claim for $80,688,850.

         1.52. Noteholder Unsecured Claims means the Claims of Noteholders on account of their ownership of Old Secured Notes, to the extent such Claims constitute Unsecured Claims

; provided, however, that Noteholder Unsecured Claims shall not include any Claim arising from recission of a purchase or sale of Old Secured Notes, for damages arising from the purchase or sale of Old Secured Notes or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim. As provided in paragraph 8.1 of the Plan, the Indenture Trustee shall be deemed to have filed a proof of claim, pursuant to Bankruptcy Rule 3003(c)(5), on behalf of all Noteholders, which shall be allowed in the Chapter 11 Case as a Class 2 Claim for $24,000,000 and as a Class 4 Claim for $80,688,850.

         1.53. Noteholders Steering Committee means that certain unofficial committee of Noteholders consisting, as of the Filing Date, of SunAmerica, Inc., DDJ Capital Management L.L.C., Loews Corporation and Grace Brothers, Ltd.

         1.54. Old Common Stock means any and all of the common equity securities of the Debtor in respect of which any shares are presently issued and outstanding, including, 19,329,574 shares of common stock, provided that Old Common Stock shall not include any shares of New Common Stock.

         1.55. Old Equity Securities means Old Common Stock and Old Options, collectively.

         1.56. Old Guaranty means the guaranty of the Guarantor, dated as of February 17, 1994 in respect to the Old Secured Notes.

         1.57. Old Indenture means the Indenture governing the Old
Secured Notes, dated February 17, 1994, as amended, between the Debtor, as Issuer, the guarantors thereunder and the Indenture Trustee.

         1.58. Old Options means any and all rights, warrants and options relating to Old Common Stock.

         1.59. Old Secured Notes means, collectively, the 11-1/2%
Secured Notes due 2001, issued by the Debtor pursuant to the Old Indenture.

         1.60. Order means an order of the Bankruptcy Court.

         1.61. Ordinary Course Administrative Expense Claims means all Administrative Expense Claims other than any Special Administrative Expense Claims.

         1.62. Person means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated organization, a government, or any political subdivision thereof, or other entity.

         1.63. Plan means this plan of reorganization of the Debtor under chapter 11 of the Bankruptcy Code and all exhibits hereto, as it may be amended or modified by the Debtor from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

         1.64. Plan Document(s) means the document(s) that aid in effectuating the Plan and that are specifically identified herein as Plan Documents or which, in the view of the Debtor, become necessary or appropriate to effectuate the Plan, which documents, to the extent feasible, shall be filed on or before the Confirmation Hearing.

         1.65. Plan Rate means six percent (6%) per annum.

         1.66. Post-Confirmation Employee Stock Incentive Plan means the employee stock option plan substantially in the form of that annexed as Exhibit "C" to the Plan.

         1.67. Prepetition means arising or accruing or relating to the period before the Filing Date.

         1.68. Priority Status means the priority in distribution afforded to certain Claims pursuant to section 507(a) of the Bankruptcy Code.

         1.69. Priority Tax Claim means any Prepetition Claim against the Debtor to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         1.70. Pro Rata means, as to any distribution provided for by this Plan in respect of any Class of Claims, the allocation of the aggregate amount of such distribution in accordance with that percentage of the total of Allowed Claims in such Class that is represented by the Allowed Claim receiving the distribution.

         1.71. Regulatory Sale Option has the meaning set forth in paragraph 6.3(e) of the Plan.

         1.72. Released Claim shall have the meaning ascribed to such term in paragraph 9.3(a) hereof.

         1.73. Reorganized Debtor means the Debtor on and after the Effective Date.

         1.74. Schedules means the various schedules and lists filed by the Debtor on December 23, 1996, pursuant to section 521 of the Bankruptcy Code, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Bankruptcy Rules, Bankruptcy Code or other applicable law.

         1.75. Secured Claim means any Prepetition Claim against the
Debtor (other than a Nontax Priority Claim or Tax Claim) which is secured or collateralized by property of the Debtor.

         1.76. Special Administrative Expense Claims means all Administrative Expense Claims which, by law, rule, agreement or otherwise, must be allowed by order of the Bankruptcy Court. Special Administrative Expense Claims include (i) all professional fees to be awarded and expenses to be reimbursed under section 327 or 1103 of the Bankruptcy Code, (ii) reimbursement of expenses to committee members in accordance with section 503(b)(3)(F) of the Bankruptcy Code, and
(iii) substantial contribution awards granted in accordance with section 503(b)(3)(D) and (b)(4) of the Bankruptcy Code.

         1.77. Stock Record Date means the Confirmation Date or such other date fixed in the Confirmation Order for determining distributions to holders of Old Common Stock.

         1.78. Stock Transfer Agent means American Stock Transfer Company.

         1.79. Subsequent Distribution Date shall mean (a) the first (1st) Business Day following January 15 and July 15 of each year; and (b) such other dates as the Reorganized Debtor, in its discretion, may determine.

         1.80. Total Class 4 Claims means the sum of the Allowed Amounts of all Allowed Class 4 Claims, plus the Face Amounts of all Disputed Class 4 Claims.


                                  ARTICLE II.
                     CLASSIFICATION OF CLAIMS AND INTERESTS

         The following is a designation of Classes of Claims and Interests. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of the Class and is classified in a different Class to the extent the Claim or Interest qualifies within the description of that different Class. Administrative Expense Claims and Priority Tax Claims are unclassified. For purposes of the Plan, Claims and Interests are classified as follows:

         2.1. "Class 1 Claims" shall consist of all Nontax Priority Claims.

         2.2. "Class 2 Claims" shall consist of all Noteholder Secured Claims.

         2.3. "Class 3 Claims" shall consist of all Secured Claims other than Noteholder Secured Claims.

         2.4. "Class 4 Claims" shall consist of all General Unsecured Claims. Class 4 Claims include all Deficiency Claims.

         2.5. "Class 5 Interests" shall consist of all Old Common Stock.

         2.6. "Class 6 Interests" shall consist of all Old Options.

                                  ARTICLE III.
                        TREATMENT OF UNCLASSIFIED CLAIMS

         3.1. Administrative Expense Claims.

         (a) Ordinary Course Administrative Expense Claims. Each holder of an Ordinary Course Administrative Expense Claim shall be paid in full, in Cash, on account of such holder's Ordinary Course Administrative Expense Claim, on the date such Claim becomes due and payable unless such claim is a Disputed Claim, in which case payment shall be made (i) within three (3) Business Days of the day that an Order determining the Allowed Amount of such Claim has become a Final Order (unless the time of payment is otherwise prescribed in such order), or (ii) or as otherwise agreed between the Debtor or Reorganized Debtor, as the case may be, and such holder.

         (b) Special Administrative Expense Claims. Each holder of a
Special Administrative Expense Claim shall be paid the Allowed Amount of such Claim in full, in Cash, on or before the third (3rd) Business Day following the day on which an Order is entered allowing such Claim, or on such other date as the Bankruptcy Court may direct.

         3.2. Priority Tax Claims. Each holder of an Allowed Priority Tax Claim shall be paid the Allowed Amount of such Claim, at the sole option of the Debtor or Reorganized Debtor, as the case may be, either (a) in Cash on the Effective Date, or such other date as the Bankruptcy Court may determine, or (b) pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, in deferred cash payments to be made in equal semi-annual installments over the six (6) years following the date of assessment of such Claim, with interest thereon at the Plan Rate in the case of such deferred payments.



                                   ARTICLE IV.
                        TREATMENT OF CLAIMS AND INTERESTS
                            CLASSIFIED UNDER THE PLAN

         The Allowed Claims and Allowed Interests as classified in
Article II of the Plan shall be satisfied in the manner set forth in this
Article IV unless the holder of such Allowed Claim or Allowed Interest agrees to accept less favorable treatment.

         4.1. Class 1 Claims (Nontax Priority Claims). Class 1 Claims may be impaired. Each holder of an Allowed Nontax Priority Claim shall be paid the Allowed Amount of such Claim in full, in Cash, on the Effective Date or on such other date as the Bankruptcy Court may determine, or, in the alternative, if Class 1 Claims have accepted the Plan, the Debtor, at its option, may elect, consistent with section 1129(a)(9)(B) of the Bankruptcy Code, to make deferred Cash payments to any holder of a Class 1 Claim in equal semi-annual installments over a three (3) year period following the Effective Date, with interest thereon at the Plan Rate in the case of such deferred payments.

         4.2. Class 2 Claims (Noteholder Secured Claims). Class 2 Claims are impaired. On the Effective Date, the Indenture Trustee shall receive, on behalf of the

Noteholders, on account of its Allowed Class 2 Claim: (a) New Secured Notes in the principal face amount of $21.45 million; and (b) 1,225,000 shares of New Common Stock.

         4.3. Class 3 Claims (Secured Claims). Class 3 Claims are not impaired. Each holder of an Allowed Class 3 Claim shall be treated, at the sole option of the Reorganized Debtor, exercised on or within five (5) Business Days after the Effective Date, or such other date as the Bankruptcy Court may determine, pursuant to any of the following alternatives: (A) the Reorganized Debtor shall execute a written undertaking in favor of the holder of such Claim, whereby the Reorganized Debtor assumes such Claim and leaves unaltered such holder's legal, equitable and contractual rights with respect to such Claim, or (B) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, the Reorganized Debtor shall (1) cure any such default that occurred before or after the Filing Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code, (2) reinstate the maturity of such Claim as such maturity existed before such default, (3) compensate the holder of such Claim for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, and (4) execute a written undertaking in favor of such holder, whereby the Reorganized Debtor assumes such Claim and, except as permitted in clauses (1), (2) and (3) hereof, does not otherwise alter the legal, equitable or contractual rights of such holder with respect to such Claim; or (C) the Reorganized Debtor shall; or (D) the Reorganized Debtor shall transfer title to some or all of that property of the Reorganized Debtor which secures such holder's Allowed Class 3 Claim with a concomitant reduction in the Allowed

Amount thereof based upon the value of property transferred, with any resulting Deficiency Claim being treated as a Class 4 Claim.

         Notwithstanding the foregoing: (1) the Debtor, in its sole discretion, may elect by sending written notice to the affected creditor on or before the Confirmation Date to (x) pay the holder of such Allowed Class 3 Claim the Allowed Amount thereof, in Cash; (y) distribute to the holder of an Allowed Claim in Class 3 the property securing such holder's Claim, in which event such holder shall be entitled within thirty (30) days of such election to file a proof of claim for any deficiency entitled to treatment as a General Unsecured Claim in Class 4, as applicable, or be forever barred from thereafter asserting a Deficiency Claim against the Debtor or Reorganized Debtor; or (z) provide to such holder such treatment, including deferred Cash payments, as shall be consistent with section 1129(b) of the Bankruptcy Code; and (2) the holder of a Class 3 Claim may receive such less favorable treatment as may be agreed upon by such holder and the Debtor or Reorganized Debtor, as the case may be. In the event the Debtor elects the treatment provided for in the preceding sentence, such Claim shall be deemed impaired.

         4.4. Class 4 Claims (General Unsecured Claims). Class 4 Claims are impaired. Each holder of an Allowed Class 4 Claim, subject to paragraph 6.3(e) of the Plan, shall receive on the Effective Date or such later date that a Class 4 Claim becomes an Allowed Claim its Pro Rata share of: (i) 525,000 shares of New Common Stock; (ii) the right to receive the net proceeds of Avoidance Actions recovered pursuant to Section 9.4 of the Plan; and (iii) $1,100,000 in New Secured Notes. Notwithstanding the foregoing, the Indenture Trustee shall receive no more than 375,000 shares of New Common Stock and $550,000 in New Secured Notes on account of its Allowed Class 4 Claim, and any shares the Indenture Trustee would otherwise receive on account of its Class 4 Claim in excess of 375,000 shares and any New Secured Notes the Indenture Trustee would otherwise receive on account of its Class 4 Claim in excess of $550,000 in New Secured Notes shall be distributed Pro Rata to all other holders of Allowed Class 4 Claims.

         4.5. Class 5 Interests (Old Common Stock). Class 5 Interests are impaired. Subject to paragraphs 6.3(d) and (e) of the Plan, each holder of an Allowed Class 5 Interest shall receive, on the Effective Date, its Pro Rata share of 50,000 shares of New Common Stock.

         4.6. Class 6 Interests (Old Options). Class 6 Interests are impaired. Each holder of a Class 6 Interest shall not receive any distribution under the Plan on account of such Interest. As provided in paragraph 7.3 of the Plan, all Old Options shall be deemed canceled and void as of the Effective Date.



                                   ARTICLE V.
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         Subject to the requirements of section 365 of the Bankruptcy Code, all executory contracts or unexpired leases of the Debtor that have not been assumed by order of the Bankruptcy Court, are not the subject of a motion to assume pending on the Confirmation Date or are not listed on the Schedule of Assumed Executory Contracts annexed hereto as Exhibit "D" shall be deemed rejected by the Debtor on the Effective Date. The Debtor reserves all of its rights prior to the Confirmation Date to assume any such contract or lease agreement, and, as to any contract determined by the Bankruptcy Court to constitute an executory contract of the Debtor, which contract was not set forth on the Debtor's Schedule G -- Executory Contracts and Unexpired Leases filed by the Debtor with the Bankruptcy Court in connection with the Chapter 11 Case, as the same may have been amended or modified by the Debtor from time to time, for a period of five (5) Business Days after the date of any such determination. All payments to cure defaults that may be required by section 365(b)(1) of the Bankruptcy Code shall be made by the Debtor as an Ordinary Course Administrative Expense Claim. In the event of a dispute regarding the amount of any such payments or the ability of the Debtor to provide adequate assurance of future performance, the Debtor will make any payments required by section 365(b)(1) of the Bankruptcy Code after the entry of a Final Order resolving such dispute. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases must be filed with the Bankruptcy Court within thirty (30) days from and after the date of entry of an Order authorizing such rejection, unless the Bankruptcy Court shall fix a different period in any such Order, or such Claims shall be barred.



                                   ARTICLE VI.
                         MEANS FOR IMPLEMENTING THE PLAN

         6.1. Cash Distributions; Liquidity. The Debtor anticipates that it will have adequate liquidity on the Effective Date to satisfy its obligations under the Plan and to operate its ongoing business. On the Effective Date the Debtor shall establish a segregated, interest bearing account (the "Confirmation Account") into which it shall deposit an amount equal to the Debtor's reasonable, good faith estimate of the Allowed Amounts of all then unsatisfied Special Administrative Expense Claims. The Reorganized Debtor shall invest those funds in the Confirmation Account subject to the provisions of section 345 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court. Monies shall be disbursed from the Confirmation Account only to satisfy Allowed Special Administrative Expense Claims or as otherwise ordered by the Bankruptcy Court. Neither the Debtor nor Reorganized Debtor shall have any interest in the cash deposited in the Confirmation Account, such cash being deposited solely for the benefit of holders of Allowed Special Administrative Claims. To the extent that cash remains in the Confirmation Account after all Special Administrative Expense Claims have been allowed and paid, the Bankruptcy Court, upon the request of the Reorganized Debtor, may order the release of such cash balance to the Reorganized Debtor.

         6.2. Issuance and Distribution of New Secured Notes and Cancellation of Old Secured Notes.

         (a) On the Effective Date, the Reorganized Debtor shall issue New Secured Notes in the principal face amount of $23.1 million, $21.45 million for distribution to the Indenture Trustee for the benefit of holders of Class 2 Claims as hereinafter provided, $1,100,000 for distribution to holders of Allowed Class 4 Claims and $550,000 for distribution to the Key Officers in partial payment of their Confirmation Payment. For purposes of making distributions to holders of Old Secured Notes under the Plan, the Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Old Secured Notes under the Old Indenture. Accordingly, all distributions on account of such Old Secured Notes shall be distributed to the Indenture Trustee, for further distribution to holders of the Old Secured Notes, pursuant to the terms of the Old Indenture (including, without limitation, any terms providing rights and claims of the Indenture Trustee such as claims for fees and reimbursement of expenses). Subject to this Section 6.2 and Section 12.9, the provisions of the Old Indenture shall govern the holding of undeliverable distributions and the delivery of distributions to holders of such Allowed Claims. To the extent not satisfied pursuant to paragraph 12.3 hereof, any fees and reimbursable expenses of the Indenture Trustee may be payable from the distributions made to the Indenture Trustee as and to the extent specifically provided by the Old Indenture.

         (b) In accordance with the terms of the Amended Indenture, the Guarantor will guaranty payment of the obligations under the New Secured Notes. In addition, the pledge of collateral by the Guarantor of the Old Secured Notes will secure the payment of all of the Reorganized Debtor's obligations under the New Secured Notes. The Amended Indenture provides that the pledge of Collateral by the Guarantor respecting the Old Secured Note shall, upon the Effective Date, be released and fully subordinated to the pledge of collateral by the Guarantor securing the New Secured Notes. Moreover, pursuant to Section 9.3 and 9.4 of the Plan the Guarantor shall be released from the Old Guaranty and all holders of Old Secured Notes and their transferees, successors and assigns shall, upon the occurrence of the Effective Date, be permanently enjoined from taking any action to enforce the Old Guaranty. It is possible that pursuant to Section 10.2 of the Indenture respecting the Old Secured Notes, prior to the amendments contemplated under this Plan (the "Old Indenture"), the holders of 66 2/3 % of the outstanding Old Secured Notes may modify the Guaranty under Article XIII of the Old Indenture. Accordingly, the acceptance of the Plan by 66 2/3 % of the outstanding Old Secured Notes will be deemed an agreement and consent by the holders of the Old Secured Notes to modify Article XIII of the Old Indenture to render the Old Guaranty satisfied and unenforceable upon the Effective Date.

         (c) No holder of Old Secured Notes shall be entitled to receive any distribution from the Indenture Trustee respecting such Old Secured Note unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Indenture Trustee the original Old Secured Note held by such holder, or (ii) if such holder is unable to surrender its original Old Secured Note because the same has been lost, destroyed, stolen or mutilated, (A) furnished the Indenture Trustee with an executed affidavit of loss, destruction, theft or mutilation in a form that is reasonably acceptable to the Indenture Trustee and the Reorganized Debtor, and (B) provided to the Indenture Trustee such security or indemnity as may be reasonably required by the Indenture Trustee and the Reorganized Debtor, Promptly upon surrender of the Old Secured Notes or such affidavit and such security or indemnity to be deemed to have surrendered such Old Secured Notes, the Indenture Trustee shall cancel such Old Secured Notes and deliver such canceled Old Secured Notes to the Reorganized Debtor or otherwise dispose of such securities in such manner as the Reorganized Debtor may request. On the Effective Date, any default or Event of Default existing under the Old Indenture or any related document that does not constitute a continuing Event of Default under the Amended Indenture shall be deemed waived by the Indenture Trustee and the Noteholders.

         (d) Any holder of Old Secured Notes that fails to surrender its securities or to provide an affidavit and adequate security or indemnity to be deemed to have surrendered such securities within two years of the Effective Date shall be conclusively deemed to have no further Claims against the Debtor and all such property not claimed by such holder shall be distributed

Pro Rata to all other holders of Old Secured Notes under the Old Indenture who have complied with this Section 6.2.

         (e) On the Effective Date, the obligations of the Debtor and the Reorganized Debtor under the Old Secured Notes shall be deemed canceled, discharged, terminated and of no further force or effect. Notwithstanding the foregoing, such cancellation shall not impair the rights of holders of the Old Secured Notes to receive distributions on account of such Claims as provided in this Plan, nor shall such cancellation impair the rights of the Indenture Trustee to compensation and indemnity under the applicable provisions of the Old Indenture until all distributions are made to holders of Old Secured Notes as provided herein.

         (f) Upon entry of the Confirmation Order, the rights, liens, and interests granted to recipients of the New Secured Notes shall be deemed valid and perfected as to the amounts and priorities established under this Plan without further order of the Bankruptcy Court, and without the need for any documentation or filing with appropriate recording offices. Notwithstanding the foregoing, the Reorganized Debtor shall prepare and deliver to the Indenture Trustee under the Amended Indenture any and all documents or writings that the Indenture Trustee may reasonably request to evidence and perfect the rights, liens, and interests granted under this Plan, the Amended Indenture, or any related security documents.

         6.3. Issuance and Distribution of New Common Stock and Cancellation of Old Common Stock.

         (a) On the Effective Date, the Reorganized Debtor shall issue the aggregate amount of 2,000,000 shares of New Common Stock in accordance with the terms of the Plan.

The New Common Stock shall be subject to the provisions and restrictions of the New Certificate of Incorporation.


        (b) On the Effective Date all Old Common Stock and all unexercised rights to acquire shares of common stock or preferred stock of the Debtor by way of option, warrant or other legal or contractual rights shall be automatically canceled and deemed to be void.

         (c) As of the close of business on the Stock Record Date, the transfer ledgers for Old Common Stock shall be closed, and there shall be no further changes in the record holders of any such securities. The Debtor shall have no obligation to recognize any transfer of any of the Old Common Stock occurring on or after the Stock Record Date. The Debtor and the Stock Transfer Agent shall be entitled to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers of the Stock Transfer Agent as of the close of business on the Stock Record Date.

         (d) The holder of each Class 5 Interest shall not be entitled to any distribution under this Plan unless and until such holder shall have first surrendered, or caused to be surrendered, to the Debtor or the Reorganized Debtor, as the case may be (or any transfer agent designated by the Debtor or Reorganized Debtor, as the case may be) the original such security held by it or, in the event that such original security shall have been lost, destroyed, stolen or mutilated, executed and delivered an affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Debtor or the Reorganized Debtor, as the case may be, and, in the event the Debtor so requests, furnished a bond in form and substance (including, without limitation, amount) reasonably satisfactory to the Debtor or the Reorganized Debtor, as the case may be.

         (e) The Reorganized Debtor or the Debtor, as the case may be, shall have the option (the "Regulatory Sale Option"), in its sole and absolute discretion, to cause the purchase on or soon as practicable after the Effective Date and on any applicable Distribution Date thereafter, from any Person otherwise entitled to distribution of New Common Stock under the Plan, the Common Stock allocated to such Person, in the event the Debtor believes, in its sole and absolute discretion that ownership of New Common Stock by such Person could have an adverse effect on the Debtor's ability to maintain its existing Gaming Licenses or obtain new Gaming Licenses in the future. In order to exercise the Regulatory Sale Option, the Debtor must send written notice to the Person of the Debtor's intention to exercise the Regulatory Sale Option on or before the later of (i) the Effective Date, and (ii) the tenth (10th) day following the day on which such creditor's claim becomes an Allowed Claim. In the event the Regulatory Sale Option is exercised, such holder shall have a period of ten (10) Business Days in which to transfer its shares of New Common Stock into a liquidating trust (each a "Liquidating Trust") administered by an independent trustee appointed by the Board of Directors of the Reorganized Debtor who shall, under the terms of the Liquidating Trust, be required to sell or otherwise transfer within a period of twelve months all of the New Common Stock required to be divested hereunder. All net cash proceeds derived from the sale of the New Common Stock shall be delivered to the transferor. Failure to divest itself of its shares prior to the expiration of such ten (10) Business Day period shall result in the immediate forfeiture and cancellation of such shares. Any shares forfeited or cancelled pursuant to this Section 6.3(e) shall be delivered promptly to the

Reorganized Debtor for cancellation. Any Liquidating Trust established hereunder shall provide that, unless the prior written approval of the Board of Directors of the Reorganized Debtor is obtained, which may be granted or denied in its sole discretion, the independent trustee may only sell the New Common Stock in open market transactions. Immediately upon the Debtor or the Reorganized Debtor transmitting written notice to a shareholder of its intent to exercise the Regulatory Sale Option, the New Common Stock in question shall no longer be entitled to any voting, dividend or other rights, if any, until such time as the New Common Stock has been appropriately transferred to the Liquidating Trust (in which case the independent trustee will have the exclusive right to vote such securities. The Reorganized Debtor shall be entitled to recover its attorneys fees and costs incurred in connection with any proceeding brought by the Reorganized Debtor for failure of a holder of New Common Stock to comply with the provisions of this Section 6.3(e). The Regulatory Sale Option is not intended to otherwise detract from or minimize the Debtor's and Reorganized Debtor's rights under its Certificate or Incorporation and the New Certificate of Incorporation.

         6.4. Assuring Management Continuity. In order to induce the Key Officers to remain with the Debtor during the restructuring process and to reward them for maintaining and enhancing the value of the Debtor's assets and business for the benefit of the Debtor's creditors and shareholders, the Reorganized Debtor shall distribute to the Key Officers on the Effective Date, the Confirmation Payment, in such proportion to each Key Officer as the Board of Directors of the Debtor shall determine, provided, however, that the allocation of such cash, notes and shares shall be consistent with any understandings existing between and among the Debtor and its Key

Officers. In addition, the Reorganized Debtor shall distribute to the Key Officers 3.34% of the issued and outstanding shares of New Common Stock on the Effective Date and 3.33% of the then issued and outstanding shares of common stock of the Reorganized Debtor on each of the first and second year anniversaries of the Effective Date. In the event either of the Key Officers is deemed to have waived his entitlement to New Secured Notes, under such Key Officers' Employment Agreement, such New Secured Notes shall immediately become property of the Reorganized Debtor and shall be held in treasury and shall not be redistributed except in accordance with the terms of the Amended Indenture.

         6.5. Manner of Payments Under the Plan. At the option of the Reorganized Debtor, any cash payment required to be made by the Debtor or Reorganized Debtor, as the case may be, pursuant hereto may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.



                                  ARTICLE VII.
                                CORPORATE ACTION
                        INCIDENT TO PLAN IMPLEMENTATION

         7.1. New Certificate of Incorporation. On the Effective Date, the Reorganized Debtor will amend its certificate of incorporation to adopt the New Certificate of Incorporation, which certificate of incorporation shall comply with section 1123(a)(6) of the Bankruptcy Code.

         7.2. Cancellation of Old Secured Notes and Modification of Old Indenture. On the Effective Date, any and all obligations of the Debtor respecting each outstanding Old

Secured Note shall, as against the Debtor and each of the guarantors thereunder, be canceled, terminated and cease in their entirety, except for the obligation to make distributions of property under the Plan. On the Effective Date, the Old Indenture shall be modified and amended pursuant to the terms of this Plan and shall continue in full force and effect respecting each New Secured Note.

         7.3. Cancellation of Equity Securities. All Old Equity Securities shall be automatically canceled and deemed to be void as of the Effective Date, without further corporate authority or action.

         7.4. Adoption of Post-Confirmation Employee Incentive Plan. On the Effective Date, the Reorganized Debtor shall be deemed to have adopted the Post-Confirmation Employee Incentive Plan, without further corporate authority or action.

         7.5. Board of Directors. As of the Effective Date, the Board of Directors of the Reorganized Debtor shall consist of a minimum of three and a maximum of seven members. Initially, the following individuals shall serve as the Board of Directors of the Reorganized Debtor:

         (a) Edward M. Tracy;

         (b) Col. Clinton L. Pagano; and

         (c) William S. Papazian.

         The Noteholder Steering Committee will designate four additional persons to serve on the Board of Directors of the Reorganized Debtor. The Reorganized Debtor and the

Noteholders Steering Committee designees will use their best efforts to seek and obtain the appropriate licensing to allow the Noteholders Steering Committee designees to serve on the Board of Directors. Once licensed, the Noteholder designees shall be added to the Board of Directors. Except with the consent of a majority of the Board of Directors, each of the Noteholders Steering Committee designees must meet at all times the following minimum qualifications or shall be disqualified from service on the Board of Directors of the Reorganized
Debtor:

1. The designee shall not (a) have any conflict of interest that would impair such designee's ability to serve fairly and impartially, (b); otherwise have a material equity interest in or relationship with an entity that is in direct competition with the Reorganized Debtor, or (c) currently serve as an officer or director of a gaming company; and

2.    The designee generally shall be of good character and reputation.


         7.6. NASDAQ Listing. The Reorganized Debtor shall use its best efforts to obtain a listing for the New Common Stock on NASDAQ or on some comparable stock exchange.

         7.7. Other Corporate Action. On the Effective Date, by reason of the entry of the Confirmation Order, the Debtor and Reorganized Debtor, as the case may be, shall be deemed to have obtained all necessary corporate authority to take such additional actions as may be reasonably necessary to implement the Plan.

                                 ARTICLE VIII.
                               ALLOWANCE OF CLAIMS

         8.1. Claims of Noteholders. The Debtor believes that, as of the Filing Date, the Claims of the Noteholders, as evidenced by the Old Secured Notes, and giving effect to distributions received by the Noteholders on account of the guarantee executed by Crescent City Capital Development Corp. of the Old Secured Notes, exceed $100 million. The Old Secured Notes are collateralized by substantially all of the assets of the Debtor. As of the Filing Date, the amount of principal and interest outstanding on the Old Secured Notes was $104,688,850, and the value of the Noteholders' collateral for the Old Secured Notes was not less than $24,000,000. Accordingly, on the Effective Date, the Indenture Trustee, for the benefit of the Noteholders, shall be allowed a Class 2 Claim in the Allowed Amount of $24 million, and a Class 4 Claim in the Allowed Amount of $80,688,850 million. On the Effective Date, the Allowed Noteholder Claims shall not be subject to, or the subject of, an objection, claim, counterclaim, set off, defense, motion or proceeding by the Debtor, Reorganized Debtor, any statutory committee, or of any other party in interest, whether in law or in equity.

         8.2. Substantial Contribution Claim of Noteholders Steering Committee's Counsel. In recognition of the substantial contribution made to this Chapter 11 Case by the Noteholders Steering Committee, the Debtor has agreed that it will support the allowance of a "substantial contribution" Claim under section 503(b)(4) of the Bankruptcy Code in favor of said committee's counsel, Andrews & Kurth, L.L.P. of up to $175,000 provided, however, that the Debtor has reserved its right to contest such claim on any basis other than that the Noteholders

Steering Committee failed to make a substantial contribution in the Chapter 11 Case. Such "substantial contribution" claim shall constitute a Special Administrative Expense Claim.

         8.3. Bar Date for Objections to Claims. Unless additional time is granted by Order of the Bankruptcy Court, all objections to Claims must be filed prior to sixty (60) days following the Confirmation Date. The objecting party shall be the Debtor or Reorganized Debtor, as the case may be, or any creditor or creditor representative with the consent of the Debtor or Reorganized Debtor, unless the Bankruptcy Court shall authorize another party-in-interest to file an objection. Any objecting party shall serve a copy of each objection upon the holder of the Claim or Interest to which it pertains, upon the Debtor or Reorganized Debtor, as the case may be, and upon counsel designated for such purpose by the Creditors' Committee.

         8.4. Reserves. On or soon as practicable after the Effective
Date, the Reorganized Debtor shall reserve for the account of each holder of a Disputed Claim or Disputed Interest, that property which would otherwise be distributable to such holder on such date in accordance with the Plan or such Disputed Claim or Disputed Interest and Allowed Claim or Allowed Interest, as applicable on such date, in the Face Amount thereof. If and to the extent such Disputed Claim or Disputed Interest becomes an Allowed Claim or Allowed Interest, the property so reserved for the holder thereof, together with any proceeds thereon shall be distributed to such holder in accordance with the Plan. If, the Disputed Claim or Disputed Interest is disallowed by Final Order, the property so reserved for the holder thereof, together with any proceeds thereon, shall be distributed in accordance with the Plan to the holders of Claims or Interests in the Class in which such Disputed Claim or Disputed Interest would have been had it been an Allowed Claim or Allowed Interest on the first to occur of (i) the first

Subsequent Distribution Date thereafter in which the Reorganized Debtor determines that sufficient property is available for distribution to make meaningful distributions to the holders of Claims or Interests in such Class or
(ii) the last Distribution Date after all Disputed Claims in Class 4 have been resolved.


                                   ARTICLE IX.
                             EFFECT OF CONFIRMATION

         9.1. Revesting of Property. Except as otherwise expressly provided herein, on the Effective Date, title to all property of the Debtor's estate shall revest in the Debtor (except as set forth in the Plan) free and clear of all liens, Claims, charges and Interests arising on or before the Confirmation Date and other rights and interests of holders of Claims and Interests. Subject to the provisions of the Plan, the Reorganized Debtor may continue in existence free of any restriction imposed by the Bankruptcy Code or the Bankruptcy Court.

         9.2. Discharge. Except as otherwise provided herein or in the Confirmation Order, the occurrence of the Effective Date shall operate as a discharge, pursuant to section 1141(d)(1) of the Bankruptcy Code, effective as of the Effective Date, of any and all debts of and Claims against the Debtor that arose at any time prior to the Confirmation Date, including, but not limited to, all principal and interest, whether accrued before, on or after the Filing Date, any and all liabilities or obligations of the Debtor under the Old Indenture. On and after the Effective Date, as to every discharged debt and Claim, the Person that held such debt or Claim shall be precluded from asserting against the Reorganized Debtor, or against the Reorganized Debtor's assets or properties, any other or further Claim based upon any document, instrument or act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         9.3. Releases. Except as otherwise provided in the Plan, the Covered Persons are released from any and all claims or liabilities (including claims by the Debtor), arising from actions taken in their capacity as such, and from any and all Claims, obligations, rights, causes of action and liabilities which any holder of a Claim against or Interest in the Debtor may be entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereafter arising based in whole or in part upon any act or omission, transaction or other occurrence taking place on or before the Effective Date in any way relating to the Debtor, the Chapter 11 Case, or the Plan, including, without limitation, any Claims of equitable subordination or similar assertions; provided that such releases shall exclude claims arising from willful misconduct, gross negligence or defalcation and Joint Trade Claims against any subsidiary of the Debtor.

         (a) Except as otherwise expressly provided herein or the Confirmation Order, on the Effective Date, each holder of any Claim against the Debtor receiving, or entitled to receive, payments or distributions pursuant to the Plan on account of such Claim, shall be deemed to have forever waived, released and discharged all rights, causes of action and claims, in law or in equity, whether based on tort, fraud, contract or otherwise, which they heretofore or hereafter possessed or may possess against any Covered Person arising in any manner from (i) the issuance, offering or sale of any interest in any of the Old Secured Notes or the amendment of any term of the Old Indenture,
(ii) the disclosure made by any Covered Person in any document used in connection with the issuance, offering or sale of any interest in any of the Old Secured

Notes, or the amendment of any term of the Old Indenture, (iii) the due diligence undertaken by any Covered Person in connection with the issuance, offering and sale of any interest in any of the Old Secured Notes or the amendment of any term of the Old Indenture, or (iv) as against any Covered Person, such holder's acquisition, ownership or disposition of any interest in any of the Old Secured Notes (together, the "Released Claims"). From and after the Effective Date, any such right, cause of action or Claim against any Covered Person shall, without the necessity for any further action by, or notice to, any holder, automatically be relinquished, conceded, extinguished, canceled and terminated as a result of the waiver, release and discharge contained in this paragraph 9.3 and the Confirmation Order shall provide that such holders, with respect to any such rights, causes of action and Claims, will be permanently enjoined on and after the Effective Date from acting or proceeding in any manner, including without limitation, commencing, conducting or continuing in any manner, directly or indirectly any suit, action or proceeding of any kind (including, without limitation, any thereof in a judicial, arbitral, administrative or other forum against any Covered Person) in derogation of the release contemplated by this paragraph 9.3, provided that the foregoing, solely as to any Covered Person, may be subject to review by the court having jurisdiction in respect of such proceeding.

         (b) Following the Effective Date, neither the Debtor, the
Reorganized Debtor, the Creditors' Committee, the Noteholders' Steering Committee, the Indenture Trustee, nor any of the members of such committee, nor any of their respective officers, directors, employees or agents (acting in such capacity), nor any professional persons employed by any of them, shall have or incur any liability or obligation to any Person for any action taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan, the related Disclosure Statement, or any contract, release, or other agreement or document created or entered into, or any other action taken or omitted to be taken in connection with the Plan; provided, however, that the provisions of this sentence shall have no effect on the liability of any Person that would otherwise result from an action or omission to the extent that such action or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. (c) In consideration for, among other things, the guaranty by the Guarantor of the New Secured Notes and the pledge of collateral securing the payment by the Reorganized Debtor of all obligations under the New Secured Notes, each Noteholder, and its transferees, successors and assignees shall be deemed to have forever waived, released and discharged all rights, causes of action and claims, in law or in equity, against the Guarantor arising out of the Old Guaranty or the Old Secured Notes.

         9.4. Survival and Assignment of Avoidance Actions. Except as expressly provided herein, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce any claims, rights and causes of action that the Debtor or its estate may hold, including, without limitation, any claims, rights or causes of action, under section 544 through 550, inclusive, of the Bankruptcy Code (collectively, "Avoidance Actions"). On the Effective Date, the Reorganized Debtor shall transfer to the Creditors' Committee all of the Avoidance Actions and with respect thereto, the Creditors' Committee shall be deemed a representative of the Debtor's estate under section 1123(b)(3). Any net recoveries from the Avoidance Actions shall be distributed by the Creditors' Committee Pro Rata to holders of Allowed Class 4 Claims. Such distributions shall be made from time to time in the discretion of the Creditors' Committee. All Avoidance Actions must be commenced by no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, or shall be deemed waived.

         9.5. Injunction. Except as otherwise expressly provided herein, the Confirmation Order will provide that, following the Effective Date, all Persons who have held, hold or may hold Claims or Interests, with respect to any such Claim or Interest, shall be permanently enjoined on and after the Effective Date from: (a) commencing, conducting or continuing in any manner any suit, action or other proceeding of any kind (including, without limitation, any thereof in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor, (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, of any judgment, award, decree or order against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing, or any property of any such transferee or successor, (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor or Reorganized Debtor, any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing, (d) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due the Debtor or Reorganized Debtor, any of the property of the Debtor or the Reorganized Debtor, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing, or (e) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan and the Confirmation Order. Notwithstanding anything herein to the contrary, nothing in this paragraph 9.4 or elsewhere in this Plan shall in any way affect or impair any rights or causes of action against any Person other than any Covered Person. Upon the Effective Date, all Noteholders and their respective transferees, successors and assigns shall be permanently enjoined from the commencing, conducting or continuing in any manner whatsoever any action to recover from the Guarantor any amounts owing under the Old Guaranty or the Old Secured Notes.

         9.6. Indemnification. To facilitate the expeditious and effective reorganization of the Debtor, the Reorganized Debtor shall indemnify, hold harmless and reimburse any present and former director, officer or employee pursuant to the provisions of its certificate of incorporation and by-laws and applicable provisions of the laws of New Jersey from and against any and all losses, claims, damages, liabilities and actions, asserted or filed against such persons for, by reason of, arising from, in connection with, involving, or related to services rendered or acts or omissions to act in those capacities relating to or arising out of the facts and claims alleged or asserted, or which could have been alleged or asserted prior to the Confirmation Date. In addition, the Reorganized Debtor shall indemnify the members of the Noteholders Steering Committee for their participation in such capacity in the Debtor's chapter 11 case. The indemnifications provided hereunder shall survive confirmation of the Plan and shall not be discharged pursuant to section 1141 of the Bankruptcy Code. The Reorganized Debtor shall pay any legal or other expenses reasonably incurred by such indemnified party in connection with this indemnification or the enforcement thereof. In no event shall the indemnification provided hereunder extend to claims or liabilities asserted and found by a court of competent jurisdiction to arise from willful misconduct, gross negligence or defalcation by the Person seeking indemnification.

         9.7. Limitation on Transfer of New Common Stock.

         (a) Subject to further review of federal securities laws and regulations in conjunction with the securities law exemptions under Bankruptcy Code ss. 1145, New Jersey corporate laws and federal income tax law, the by-laws and articles of incorporation of the Reorganized Debtor will be amended, (or, if New Jersey law prohibits the inclusion of part or all of the following restrictions in the by-laws or articles of incorporation of the Reorganized Debtor, creditor Parties and the Reorganized Debtor this Plan shall constitute a contractual agreement between the Reorganized Debtor and each holder of New Common Stock and their respective successors and assigns with respect to the restrictions which cannot under Delaware law be included in the by-laws or articles of incorporation), to provide for the restrictions on transfers of the common stock of the Reorganized Debtor hereinafter set forth.

         The Reorganized Debtor's certificate of incorporation shall also provide that sales or other transfers made in violation of such restrictions shall be null and void.

1.   Definitions

         (a) The term "5% Holder" means any persons or entity that owns, or that is treated as owning after application of the constructive stock ownership rules of Section

    382(1)(3) of the Code five (5%) percent or more of the New Common Stock of Reorganized Debtor immediately following the Effective Date of the Proposed Plan.

         (b) The term "Non-5% Holder" means any person that is not a 5% Holder.

         (c) The term "the Code" mean the Internal Revenue Code of 1986, as 1986, as amended and the Treasury Regulations (final, temporary and proposed) issued thereunder.

         (d) The term "Transfer", when applied to any of the New Common Stock, Stock, means to issue, sell, transfer, pledge, encumber, grant an option with respect to, or otherwise dispose of an interest in such stock, but only if such transaction would result in a change in the ownership of such stock after application of the constructive stock ownership rules of section 382(1)(3) of the Code.

         (e) The term "Gatekeeper" means the person or persons appointed by the appointed by the Board of Directors of the Reorganized Debtor to exercise the powers set forth below.

         (f) The term "Restriction Period" means the time period beginning on beginning on the Effective Date and ending on the date determined under paragraph (5), below.

         (g) The term "Initial Allotment" means that number of shares of New of New Common Stock owned by a person immediately following the Effective Date.

         (h) The term "Acquire", when applied to any shares of the New Common Common Stock, means to purchase or otherwise acquire such stock. The term "Acquire" includes any acquisition of an interest in stock, including acquisition of an option to acquire stock, if such acquisition would result in a change in the ownership of such stock after application of the constructive stock owner ship rules of Section 382(1)(3) of the Code.

         (i) The term "person" includes both entities and natural persons.

2.  Rules Applicable to 5% Holders

    During the Restriction Period, each 5% Holder may Transfer up to five (5%) percent of its Initial Allotment to any person, without the consent of the Gatekeeper (hereinafter, such 5% Holder's "Unrestricted Shares"). A 5% Holder that Transfers any of its Unrestricted Shares shall, however, notify the Gatekeeper in writing of such Transfer within 10 days of the Transfer. During the Restriction Period, no 5% Holder may Transfer any part of its Initial Allotment in excess of its Unrestricted Shares without the consent of the Gatekeeper, which consent is to be granted or denied as set forth in paragraph
(4) below.

    At any time during the Restriction Period, any 5% Holder (hereinafter, the "Assignor") may assign to any other 5% Holder (hereinafter, the "Assignee") the right to Transfer, without the consent of the Gatekeeper, an amount of shares equal to or less than the Assignor's Unrestricted Shares that have not, as of the date of the assignment, been Transferred. In the event of such as assignment, the Assignor's Unrestricted Shares shall be reduced, and the Assignee's Unrestricted Shares shall be increased, for all purposed of this agreement, by the amount of shares the right to the Transfer of which has been assigned. The Assignor shall give notice to the Gatekeeper of any assignment under this paragraph within 10 days of such assignment.

    If any 5% Holder reduces its ownership of stock at any time during the Restriction Period to any amount that is less than its Initial Allotment, such 5% Holder shall not thereafter Acquire any shares of the common stock of the Reorganized Debtor during the Restriction Period.

    In order to ensure compliance with the restrictions on 5% Holders, unless otherwise waived by the Reorganized Debtor, all shares of New Common Stock issuable to any 5% Holder in excess of such 5% Holder's Unrestricted Shares, shall be issued to and may be voted by such 5% Holders but shall be held in escrow by an escrow agent. Such shares shall continue to be held in escrow until released to such 5% Holder at the end of the Restriction Period, or, if sooner, upon consent of the Gatekeeper.

3.  Rules Applicable to Non-5% Holders

    No restrictions shall apply to any Transfer of the New Common Stock by a Non-5% Holder.

4.  Consent of the Gatekeeper

    The Board of Directors of the Reorganized Debtor shall appoint a person or persons to serve as Gatekeeper. The Gatekeeper shall be responsible for considering requests for the Transfer of stock by 5% Holders in excess of their Unrestricted Shares, as provided in this paragraph (4). The Reorganized Debtor shall indemnify the Gatekeeper against any liability to any person for any action taken in the exercise of its discretion under this paragraph (4).

    Neither the Reorganized Debtor nor any 5% Holder shall issue, sell, transfer, pledge, encumber, receive a pledge or encumbrance of, grant or acquire an option with respect to, or otherwise dispose of or acquire an interest in any common stock of the Reorganized Debtor (other than, in the case of a 5% Holder, its Unrestricted Shares and, in the case of the Reorganized Debtor, securities issued under the Post-Confirmation Employee Incentive Plan and securities issued pursuant to this
Plan) without obtaining a prior determination from the Gatekeeper as to whether such transaction constitutes a Transfer of such stock within the meaning of paragraph (1)(d). If the Gatekeeper determines that such transaction constitutes a Transfer of such stock, in the case of a proposed transaction by the Reorganized Debtor, the Gatekeeper shall notify the Board of Directors of such determination, and in the case of a proposed transaction by a 5% Holder, the restrictions of this paragraph (4) shall apply.

    Upon application (hereinafter, the "Application") by any 5% Holder (hereinafter, the "Applicant") for the Gatekeeper's consent to the Transfer of any shares of New Common Stock held by such 5% Holder in excess of such 5% Holder's Unrestricted Shares, the Gatekeeper shall send notice to all 5% Holders (including the Applicant) of the Application (hereinafter a "Notice of Application"). Such Notice of Application shall specify the number of shares for which the Applicant seeks approval. Within 10 days of the Notice Effective Date (as hereinafter defined) of such Notice of Application, any other 5% Holder may notify (hereinafter a "Notification") the Gatekeeper that it requests the right to Transfer a specified amount of its Initial Allotment, which shall not exceed its Initial Allotment multiplied by a fraction. The numerator of such fraction shall be the number of shares specified in the Application and the denominator of such fraction shall be the Initial Allotment of the Applicant.

         Following the expiration of such 10-day period, the Gatekeeper shall make a determination as to whether the Transfer of all of the shares specified in the Application and all

Notifications would create an unreasonable risk of loss of, or material limitation on, the Reorganized Debtor's use of its net operating loss carryforwards. Such determination shall be made in the Gatekeeper's sole discretion after reviewing all information available to it, including, but not limited to, all Form 13-d's filed with the Securities and Exchange Commission. If the Gatekeeper determines that the Transfer of all such shares would not create an unreasonable risk of loss of, or material limitation on, the Reorganized Debtor's use of its net operating loss carryforwards, it shall notify the Applicant and all other 5% Holders of its consent to such Transfers (hereinafter a "Notice of Final Consent"). If the Gatekeeper determines that it cannot consent to all proposed Transfers, it shall determine the maximum number of shares the Transfer of which it can approve (hereinafter, the "Maximum Amount") without creating an unreasonable risk of loss of, or material limitation on, the Reorganized Debtor's use of its net operating loss carryforwards. The Maximum Amount shall be allocated among the Applicant and the other 5% Holders that submitted Notifications to the Gatekeeper in accordance with this paragraph (4), if any, as follows. The Applicants shall be permitted to sell that proportion of the Maximum Amount Equal to the ratio that the number of shares specified in the Application bears to the sum of the number of shares specified in such Application and all of the Notifications submitted to the Gatekeeper in accordance with this paragraph (4), if any, shall be permitted to sell that proportion of the Maximum Amount equal to the ratio that the number of shares specified in such Notification bears to the sum described in the preceding sentence. The Gatekeeper shall send Notice of Final Consent to the Applicant and such other 5% Holder or 5% Holders, if any, of the number of shares that each may sell based on the foregoing calculations, which Notice shall constitute final consent to the Transfer of such shares.

    The Transfer of any shares of stock pursuant to a Notice of Final Consent shall be completed, (i) in the case of a 5% Holder that has submitted a Notification not later than the later of (a) 35 days after the Notice Effective Date of the relevant Notice of Final Consent and (b) 45 days after the Notice Effective Date of the relevant Notice of Application and (ii) in the case of the Applicant, not later than 35 days after the Notice Effective Date of the relevant Notice of Final Consent. Each 5% Holder that Transfers shares pursuant to a Notice of Final Consent shall give notice to the Gatekeeper that such Transfer has been completed within 5 days after the Transfer has been completed. If any such Transfer has not been completed by the end of the relevant time period (as determined under the first sentence of this paragraph), final consent shall be deemed to have been withdrawn as to such Transfer. If a 5% Holder that submitted a Notification does not complete such a Transfer by the end of the relevant time period, the Gatekeeper shall consent to the Transfer by the Applicant pursuant to the relevant Notice of Final Consent) equal to the number of shares the Transfer of which was not completed. In no event, however, shall the Gatekeeper consent to the Transfer by the Applicant of a number of shares that, in the aggregate, exceeds the number of shares specified in the Application. The Gatekeeper shall notify the Applicant and all other 5% Holders that it has consented to the Transfer of such additional shares (hereinafter, an "Amended Notice of Final Consent"). The Applicant shall complete the Transfer of such additional shares within 10 days after the Notice Effective Date of the Amended Notice of Final Consent, and if it does not do so, consent to the Transfer of such additional shares shall be deemed to be withdrawn.

    The Gatekeeper shall use its best efforts to take all actions required under this paragraph (4) as promptly as practicable.

5.  Restriction Period

    Except as otherwise provided in this paragraph (5), the Restriction Period shall end on the date that is two years after the Effective Date.

    If the Reorganized Debtor determines either that (A) the Plan does not qualify under Section 382(1)(5) of the Code (the "Bankruptcy Exception") or (B) chooses to make an election under Section 382(1)(5)(H) of the Code not to have the Bankruptcy Exception apply to the Plan, then the Restriction Period shall end immediately upon notification thereof by the Gatekeeper to all 5% Holders.

    The Board of Directors may, in its sole discretion, determine that the Restriction Period shall end prior to the date that is two years after the Effective Date if it determines (A) the restrictions are no longer necessary to avoid a loss of the Reorganized Debtor's net operating loss carryforwards, (B) significant net operating loss carryforwards are no longer available to, or reasonably usable by, the Reorganized Debtor for any reason, including through passage of time, usage, restriction or disallowance, or (C) preservation of the net operating loss carryforwards is no longer in the best interests of the Reorganized Debtor and its shareholders.

    The Board of Directors may, in its sole discretion, determine that the Restriction Period is to extend beyond the date that is two years after the Effective Date, if the Board determines that such extension of the Restriction Period would be in the best interests of the Reorganized Debtor and its shareholders. In no event, however, will the Restriction Period end later than the date that is three years after the Effective Date.

                                   ARTICLE X.
                              CONDITIONS PRECEDENT

         10.1. Conditions to Confirmation. The following conditions must be satisfied or waived pursuant to Section 10.3 hereof prior to confirmation of the
Plan:

         (a) the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor; and

         (b) the Confirmation Order shall be in form and substance reasonably satisfactory to the Noteholders Steering Committee;

         (c) the Debtor has extended the terms of the Key Officers' existing employment agreements with the Debtor, as modified, for terms of three (3) years from the Effective Date.

         10.2. Conditions to the Occurrence of the Effective Date. It is a condition precedent to the occurrence of the Effective Date, that the Confirmation Order shall have become a Final Order.

         10.3. Waiver of Conditions. Without limiting any benefits to the Debtor of the doctrine of mootness, the Debtor may at any time, without any notice to any Person, without leave or Order and without any other formal action, waive any condition set forth in Section 10.1(a) or 10.2 hereof. The Noteholders Steering Committee may at any time, without leave or Order and without any other action, waive any condition set forth in Section 10.1(b) hereof.

                                   ARTICLE XI.
                            RETENTION OF JURISDICTION

         Notwithstanding the confirmation of the Plan or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction of the chapter 11 case with respect to the following matters:

              (a)  to determine the Allowed amount of any Disputed Claims;

              (b) to determine requests for payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

              (c) to resolve controversies and disputes regarding interpretation and implementation of the Plan including, without limitation, the determination of the status of any contract of the Debtor claimed by any Person to constitute an executory contract thereof as of the Filing Date and the resolution of any disputes concerning whether any Person had sufficient notice of the chapter 11 case, any applicable claims bar date, the hearing on the approval of the Disclosure Statement as containing adequate information, the hearing on the confirmation of this Plan for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purposes;

              (d) to enter orders in aid of the Plan, including, without limitation, appropriate orders (which may include contempt or other sanctions) to protect the Debtor and Reorganized Debtor;

              (e) to modify the Plan or remedy any apparent defect or omission in the Plan;

              (f) to determine any and all applications, objections to, claims, adversary proceedings and contested or litigated maters pending on the confirmation Date or as filed pursuant to the Bankruptcy Code or order of the Bankruptcy Court, including, without limitation, proceedings and matters filed subsequent to the Confirmation Date that could have been filed prior to the Confirmation Date and which are authorized to be commenced under section 1123(b) of the Bankruptcy Code;

              (g) to allow, disallow, estimate, liquidate or determine any Claim and to enter or enforce any order requiring the filing of any such Claim before a particular date;

              (h) to determine any and all pending applications for the rejection or disaffirmance of executory contracts or leases, or for the assignment of assumed executory contracts and leases, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom; and

              (i)  to enter a final decree closing the Chapter 11 Case.

                                  ARTICLE XII.

                              ADDITIONAL PROVISIONS

         12.1. Revocation. The Debtor reserves the right to revoke and withdraw this Plan at any time prior to the Effective Date.

         12.2. Effect of Revocation. If the Debtor revokes or withdraws the Plan prior to the Effective Date, or if the Effective Date does not occur, then the Plan shall be deemed null and void. In such event, nothing contained in this Plan shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person or to prejudice in any manner the right of the Debtor or any Person in any further proceedings involving the Debtor.

         12.3. Certain Administrative Expenses. As more fully set forth in a stipulation filed with the Bankruptcy Court, the Debtor has agreed to pay to the Indenture Trustee under the Old Indenture, in full and complete satisfaction of all Administrative Expense Claims which could be asserted thereby in respect of the Debtor's Chapter 11 case, the amount of $125,000, subject to the receipt by the Debtor of adequate documentation therefor. In consideration of the foregoing, the Indenture Trustee under the Old Indenture has agreed to (i) limit claims in respect of all such Administrative Expenses to an amount not to exceed $125,000; and (ii) waive any and all claims for indemnity, contribution or reimbursement (whether pre- or post-Effective Date) against the Debtor in excess of $125,000; provided, however, that nothing herein shall be deemed to waive the Indenture Trustee's charging lien or any other right to reimbursement of its expenses out of Plan Distributions or funds held by the Indenture.

         12.4. Committees. All officially appointed committees shall terminate on the Effective Date except that the Creditors' Committee shall remain in existence with respect to the commencement and prosecution of any Avoidance Actions assigned to the Creditors' Committee pursuant to Section 9.4 of the Plan; provided, that, unless otherwise approved by the Advisory Committee (as such term is defined in the Amended Indenture), the Reorganized Debtor shall not be obligated to pay more than $35,000 in the aggregate for the reasonable costs and expenses, including professional fees, incurred by the Creditors' Committee after the Effective Date with respect to the commencement and prosecution of the Avoidance Actions and the distribution of proceeds therefrom. The Debtor shall pay such reasonable costs and expenses up to the limits set forth herein without the need for further Bankruptcy Court Order upon presentment of invoices by the Creditors' Committee.

         12.5. Headings. The headings used in the Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

         12.6. Successors and Assigns. The rights and obligations of any Person named or referred to in the Plan shall be binding upon and inure to the benefit of the successors and assigns of such Person.

         12.7. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey without regard to the principles of conflict of law thereof.

         12.8. Notices. Any notice, demand, claim or other communication under this Plan shall be in writing and shall be deemed to have been given upon personal delivery thereof, or upon the fifth (5th) day following mailing thereof, if sent by registered mail, return receipt requested, postage prepaid, to the last known address of the party to whom such notice is given.

         12.9. Unclaimed Cash or Securities. Except as otherwise expressly provided herein and subject to Section 6.2 of the Plan, if any Person entitled to receive cash or securities under the Plan cannot be located, or has not provided the Debtor with the documents required as a condition precedent to receiving distributions under the Plan, within two (2) years after the Effective Date, such cash or securities and accrued interest or dividends thereon will become the property of and shall be released to the Debtor. Nothing contained in this Plan shall require the Debtor or Reorganized Debtor to attempt to locate any such Person.

         12.10. Rounding. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as unclaimed property under Section 12.9 of the Plan. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock not distributed because of this provision of the Plan will be treated as unclaimed securities under
Section 12.9 of the Plan. In addition, any amount of New Secured Notes issuable upon the Effective Date in denominations below $100 shall be rounded down to the nearest $100.











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         12.11. Admissibility. In the event the Confirmation Order is not entered or the Plan is not confirmed, the provisions of this Plan shall be of no force or effect. Any statement made herein by the Debtor shall be deemed to be a statement made in connection with a settlement or compromise and, as provided in Rule 408 of the Federal Rules of Evidence, shall not be admissible in any subsequent proceeding.

         12.12. Time. In computing any period of time prescribed or allowed by this Plan, the day of the act or event from which the designated period begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, in which event the period runs until the end of the next succeeding day which is not one of the aforementioned days. With respect to any distribution to be made on the Effective Date, such distribution shall be deemed timely made if made within five (5) Business Days of the Effective Date.














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         12.13. Use of Pronouns. As used in the Plan, singular terms shall include the plural, plural terms shall include the singular and masculine pronouns shall include all pronouns.



                                        CAPITAL GAMING INTERNATIONAL, INC.



                                        By:   /s/ William S. Papazian
                                              ----------------------------------
                                              William S. Papazian
                                              Vice President and General Counsel


Dated:   March 19, 1997
         Atlantic City, New Jersey








                                      -55-



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                       CAPITAL GAMING INTERNATIONAL, INC.

                      Exhibit "A" To Plan Of Reorganization

                         Amended and Restated Indenture